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Exhibit 10.29

ALTIGEN COMMUNICATIONS INC.

DISTRIBUTION AGREEMENT

        THIS DISTRIBUTION AGREEMENT ("Agreement") is made and entered into as of this 30 day of September, 2007 (the "Effective Date") by and between ALTIGEN COMMUNICATIONS INC., a Delaware corporation, with principal offices at 4555 Fremont Blvd., Fremont, CA 94538 ("AltiGen") and Jenne Distributors, Inc, a Ohio corporation, with principal offices at 33665 Chester Road, Avon, Ohio 44011 ("Distributor").

        In consideration of the mutual covenants contained herein, the parties agree as follows:

        1.    DEFINITIONS

        1.1    Vendor means manufacturer of the products that sells to distributors and is responsible for creating end-user demand for the products.

        1.2    Distributor means a Company that purchase directly from AltiGen and resells good to authorized dealers. The distributor may, with written approval of AltiGen, sell directly to entities that own and maintain their own equipment and networks (known as COAMs).

        1.3    Dealer means any individual or entity which acquires the products from a distributor for the express purpose of resale to end customer or final purchaser, whether such resale is of the product as a stand-alone product, as bundled and sold with other software or hardware products, as integrated with other software or hardware products or as sold with associated services.

        1.4    End User means a licensee who acquires Products for Internal Use (rather than distribution or resale) in accordance with the terms of an End-User License Agreement substantially in the form of the End-User License Agreement attached hereto as Exhibit A (the "End-User Agreement").

        1.5    Internal Use means use for purposes which do not directly produce revenue for the End User. "Internal Use" does not include timesharing.

        1.6    Intellectual Property means any patent, copyright, trade name, trade mark, trade secret, know-how, mask work or any other intellectual property right or proprietary information or technology, whether registered or unregistered.

        1.7    Product means software program packages and physical computer hardware, including (1) a program code, in object code form only, on diskette(s) or CD-ROM (the "Program"); (2) physical computer hardware including computer boards, computer power supply, computer cables (the "PC Hardware"); (3) instruction booklets and other information prepared for End-Users concerning the use of the program and computer hardware ("Documentation"); (4) an End-User Agreement. The Products include only those listed by title and functional description on the "Product and Price List" attached hereto as Exhibit B.

        1.8    Territory means United States of America and Canada.

        1.9    Grant of Distribution Right. Subject to the terms and conditions set forth in this Agreement, AltiGen Communications hereby grants to Distributor a non-exclusive, non-transferable right to (a) market and distribute the Products solely to Dealers located in the Territory and (b) use the Products for those purposes set forth in the Agreement. Distributor shall not, directly or indirectly, solicit sales of the Products outside of the Territory without the prior written consent of AltiGen Communications. AltiGen Communications retains the right to sell the Products directly to other

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

parties in the Territory, including, by way of illustration but not limitation, Distributors, Dealers, strategic accounts, and original equipment manufacturers. Distributor shall have no right to modify the Product or Documentation without the prior written approval of AltiGen Communications. Distributor agrees not to (a) reverse engineer, decompile, disassemble or otherwise reduce the Product to human-perceivable form, or to encourage or assist third parties in doing so or (b) distribute the Product by rental or lease. All rights not expressly granted herein are retained by AltiGen Communications. Distributor shall have no right to grant a Dealer the right to make copies from a golden master absent further agreement between AltiGen Communications and the Distributor.

        2.    OWNERSHIP Except as specified in this Agreement, AltiGen Communications does not grant to the Distributor any rights in or to any Intellectual Property related to the Product or to any materials furnished hereunder. The Intellectual Property embodied in the Product, all modifications thereto, and all Documentation thereof, is proprietary to AltiGen Communications, and AltiGen Communications retains all right, title and interest in and to such Intellectual Property.

        3.    PRICES AND PAYMENTS

        3.1    Prices. Distributor shall pay AltiGen Communications, for each Product and upgrade, the Distributor list price for the Product as set forth on Exhibit B. Both the AltiGen Communications suggested end user list price and the Distributor's list price are subject to change by AltiGen Communications from time to time in its sole discretion upon thirty (30) days written notice to Distributor. Orders requesting delivery after receipt of notice of a price change will be charged at the new price.

        3.2    Distributor Pricing. Distributor is free to determine its own resale prices for the Products. Although AltiGen Communications may publish suggested list prices, these are suggestions only and are not binding in any way.

        3.3    Product Pricing. Vendor shall provide, and Jenne shall maintain sufficient quantities of Products at the Distributor Price in Exhibit B. If during the term of this agreement, Seller intends to sell or sells products to any other Distributor in Jenne's Assigned Territory, at a price which results in a lower delivered price including rebates, prepayments, or credits of any type, than the price to Jenne hereunder, Seller shall offer that price and its associated terms and conditions to Jenne for the same period of time as offered to the other Distributor(s).

        3.4    Payment. Upon approval of credit by AltiGen Communications, payment for orders shall be due and payable within forty five (45) days following receipt of invoice. Vendor reserves the right to limit product sales to Distributor in the event non-disputed invoices are past due and Distributor fails to rectify within 5 business days.

        3.5    Price Protection. AltiGen Communications shall notify Distributor of the effective date of a price decrease for any of the Products covered herein. Inventory acquired by Distributor from AltiGen Communications less than ninety (90) days before the effective date of the price decrease and not yet sold or under a contract for sale will be granted price protection as set forth herein. For each such copy of Product, the difference between; (i) the invoice price charged to Distributor, and (ii) the new price will be credited to Distributor's account. To obtain price protection within thirty (30) days of receipt of AltiGen Communications' notice of the price decrease, Distributor shall provide to AltiGen Communications a written inventory report showing by part number the quantity of each AltiGen Communications Product in the Distributor's inventory as of the effective date of the price decrease. Price protection will not be granted in the case of a temporary price decrease or special promotion.

        3.6    Stock Rotation.

  (a)
  Inventory Balancing—Product Stock Balancing.    During any given calendar quarter, Jenne shall be authorized to return to Vendor, at Distributor's expense, for full credit against future invoices, up to twenty percent (20%) of the aggregated dollar volume of Jenne's purchase of Products from Vendor during the preceding ninety (90) day period as determined from the date of the return. Vendor agrees the amount of such credit may be set off by Jenne against other amounts owed to Vendor. Products ordered in support of any Vendor sponsored marketing programs (i.e., promotional programs), any recalls and catastrophic failures (i.e., failures in excess of 5% of aggregate Product purchased by Jenne from Vendor) of the Products shall be excluded from the determination of the "aggregate dollar volume" set out in the first sentence of this Section. The balancing shall be requested and approved during the first two weeks of the new quarter and the return of the products and credit completed prior to the close of the first month of the new quarter. Upon receipt of such request, Vendor shall issue a return of materials authorization number. Inventory returned under this subsection (a) shall be in its original factory sealed packaging.

  (b)
  Product Refresh.    AltiGen Communications may, at its sole discretion, modify the Products. For purposes of this Agreement, AltiGen Communications shall have sole discretion as to whether a Product is deemed to be a new version of an existing Product to be provided to Distributor under the terms of this Agreement or a new product requiring execution of an appendix to this Agreement prior to distribution. Once a new version of a Product covered by this Agreement begins shipping, Distributor shall have thirty (30) days from the first AltiGen Communications shipment date of the new version to Distributor, or from written notification by AltiGen Communications of the new version, whichever is later, (i) to submit an offsetting purchase order for an equal dollar-for-dollar value of the new version of the Product and (ii) to return Product from the prior release from Distributor's inventory that was shipped by AltiGen Communications to Distributor within the previous ninety (90) days. Such returns shall be shipped at Distributor's expense. Returned Product will be exchanged by AltiGen Communications on a dollar for dollar basis, proportional with any price increase or decrease, with the new version of the Product. Product returned under this provision must be in merchantable condition and in its original factory-sealed packaging. The right to refresh Product under this subsection (b) shall be in addition to Distributor's inventory-balancing right under subsection (a) above.

  (c)
  Product Discontinuation.    AltiGen Communications shall provide Distributor with thirty (30) days written notice prior to AltiGen Communications' discontinuation of any Product. Upon receipt of such notice, Distributor shall have the right to return all discontinued Products purchased within ninety (90) days of the notice of discontinuation for a credit to Distributor's account of the Product's purchase price less any discounts or credits previously received. Credits granted hereunder can only be used for future purchases of Products. The right to return discontinued Product under this subsection (c) shall be in addition to Distributor's inventory-balancing right under subsection (a) above.

        3.7    RMA Policy. All hardware issues shall be referred to the Vendor for technical support or warranty coverage, whether the issue is a DOA or a defective product. The distributor is responsible for product damaged in the shipping process. If a Dealer wishes to return product(s) to Distributor, Distributor shall request pre-approval from Vendor prior to issuing a return of materials authorization to the Dealer. After which that approved product(s) will be returned to Vendor if packaging has been opened.

        3.8    Distributor Financial Condition. Distributor represents and warrants that it is and at all times during the term of this Agreement shall remain in good financial condition, solvent and able to pay its bills when due. From time to time, on reasonable notice by AltiGen Communications, Distributor shall furnish financial reports as necessary to determine Distributor's financial condition.

        3.9    Taxes. Prices calculated in accordance with Exhibit B are exclusive of all applicable taxes. Distributor agrees to pay all taxes associated with the marketing, distribution and delivery of the Products ordered, including but not limited to sales, use, excise, added value and similar taxes and all customs, duties or governmental impositions, but excluding taxes on AltiGen Communications' net income. Any tax or duty AltiGen Communications may be required to collect or pay upon the marketing or delivery of the Products shall be paid by Distributor and such sums shall be due and payable to AltiGen Communications upon delivery. If claiming a tax exemption, Distributor must provide AltiGen Communications with valid tax exemption certificates.

        4.    PRODUCT CHANGES

        AltiGen Communications shall have the right, in its sole discretion, without liability to Distributor, to (a) change the Products available on the Product List, (b) change the design, or discontinue developing, producing, licensing or distributing any of the Products covered by this Agreement, and (c) announce new products to which the terms and conditions of this Agreement do not apply. The parties agree that additional Products may be added to the Agreement by execution of an appendix to this Agreement setting forth any special terms, conditions, modifications or deletions necessary for the additional Products. Additional Products shall be deemed to be added to this Agreement to the extent AltiGen Communications accepts any purchase orders for Products not otherwise listed on the Product List.

        5.    ORDERS

        5.1    Procedure. All orders for Products placed by Distributor shall be in writing.

        5.2    Acceptance of Orders. All orders for Products by Distributor shall be subject to acceptance by AltiGen Communications and shall not be binding on AltiGen Communications until the earlier of written confirmation or shipment, and, in the case of acceptance by shipment, only as to the portion of the order actually shipped.

        5.3    Controlling Terms. The terms and conditions of this Agreement and of the applicable AltiGen Communications order confirmation pursuant to Section 5.2 ("Acceptance of Orders") above, shall apply to each order accepted or shipped by AltiGen Communications hereunder. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, or confirmation other than confirmation pursuant to Section 5.2 above that are different from or in addition to those required hereunder shall not be binding on the parties, even if signed and returned, unless both parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

        5.4    AltiGen Communications Order Cancellation. AltiGen Communications reserves the right to cancel or suspend any orders placed by Distributor and accepted by AltiGen Communications, or to refuse or delay shipment thereof, if Distributor (a) fails to make any payment as provided herein or in any invoice, (b) fails to meet credit or financial requirements established by AltiGen Communications, or (c) otherwise fails to comply with the terms and conditions of this Agreement.

        5.5    Distributor Order Cancellation. Orders accepted by AltiGen Communications may be canceled without penalty if written notice of cancellation is given to AltiGen Communications and the notice is received by AltiGen Communications at least ten (10) days prior to the scheduled shipment date.

        5.6    Product Availability. AltiGen Communications will use reasonable efforts to fill orders for Products and meet requests for shipment dates subject to Product availability and AltiGen Communications production and supply schedules. Should orders for Products exceed AltiGen Communications' available inventory, AltiGen Communications will allocate its available inventory and make deliveries on a basis AltiGen Communications deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation. AltiGen Communications shall not be liable to Distributor or any third party for any damages due to AltiGen Communications' failure to fill any orders or for any delay in delivery or error in filing any orders for any reason whatsoever.

        5.7    Obligation to Ship in Presence of Breach. Even where AltiGen Communications accepts a purchase order, AltiGen Communications shall not be obligated to ship Products if Distributor is in arrears on payments owing to AltiGen Communications or otherwise in breach of the Agreement at the time of the scheduled shipment.

        5.8    Delivery. [***]

        5.9    Risk of Loss. In the case of shipments to shipping destinations within the United States, title to the Products, exclusive of the rights retained under the Agreement in trademarks, patents, copyrights, trade names, trade secrets and intellectual property, and all risk of loss or damage for any Product shall pass to Distributor upon delivery by AltiGen Communications to the freight carrier when the Distributors freight account is being used. When the distributor has qualified for prepaid freight FOB destination, all risk of loss or damage shall be retained by the Vendor until delivered free and clear at the destination point.

        5.10    Security Interest. In the event that AltiGen Communications extends credit to the Distributor for Product purchases, Distributor grants AltiGen Communications, as security for Distributor's obligations hereunder, a purchase money security interest in (i) the Products to be acquired from AltiGen Communications under the Agreement or any extension of the Agreement and (ii) the proceeds of such Products. Upon AltiGen Communications' request, Distributor agrees to execute and cause to be filed all instruments or documents (including without limitation financing statements) necessary to perfect any such security interest and further agree that, in any event, AltiGen Communications may file a copy of the Agreement as a financing statement for such purpose.

        6.    DISTRIBUTION OBLIGATIONS

        6.1    Authorized Dealer Program. AltiGen Communications has instituted an AltiGen Communications Authorized Dealer Program. Distributor agrees to market the Products in compliance with AltiGen's Authorized Dealer Program.

        6.2    Point of Sale Reports. During the term of this Agreement, Distributor shall provide to AltiGen Communications a weekly report in EDI format or other format acceptable to AltiGen Communications containing the following information: (i) the Dealer account name & number, (ii) the ship to location including city, state, and zip code, (iii) the part number of the Products shipped with associated Distributor's unit pricing and (iv) an inventory on hand at week end and month end by Product type.

        6.3    Customer Satisfaction. Distributor agrees that the Products marketed under this Agreement are technically complex and require high-quality, individualized pre-marketing and post-marketing support. This support is necessary to achieve and maintain high customer satisfaction. Therefore, Distributor agrees that high customer satisfaction is a condition of distribution authorization by AltiGen Communications. The distribution channels established by AltiGen Communications, and the obligations placed on distributors, exist to ensure high customer satisfaction. Distributor agrees to market the Products only in accordance with this Agreement. In addition, in order to assure high customer satisfaction, Distributor agrees to:

    •
    not imply that Vendor's products provide immunity from fraudulent intrusion (Toll Fraud).

    •
    report to AltiGen Communications promptly and in writing all suspected and actual problems with any Product;

    •
    maintain a shipment report identifying for each Dealer, the Products sold, the date of sale, and each Product's serial number;

    •
    retain all shipment reports for five years after the date of sale, and assist AltiGen Communications, upon request, in tracing a Product to a Dealer, in order to distribute critical Product information, locate a Product for safety reasons, or discover unauthorized marketing or infringing acts;

    •
    Conduct business in a manner which reflects favorably at all times on the Products, goodwill and reputation of AltiGen Communications;

    •
    avoid deceptive, misleading or unethical practices which are or might be detrimental to AltiGen Communications or its products;

    •
    Refrain from making any false or misleading representations with regard to AltiGen Communications or its products; and

    •
    refrain from making any representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by AltiGen Communications.

        6.4    Promotional Efforts. Distributor shall use its best efforts to market and distribute the Products to Dealers in the Territory. Distributor may advertise the Products in advertising media of Distributor's choice, provided that the primary audience or circulation is located in the Territory. Distributor shall make full use of all promotional material supplied by AltiGen Communications and make available literature and other information that AltiGen Communications requires to be transmitted to such Dealers. In all advertising and promotion of the Products, Distributor shall comply with AltiGen Communications standard cooperative advertising policies as specified from time to time by AltiGen Communications.

        6.5    Training. To assist Distributor with the distribution and support of Products AltiGen Communications must provide training to Distributor for any major new Product release during the term of this Agreement, upon AltiGen Communications reasonable request and at Distributor's facility, and Distributor shall use best efforts to have Distributor's inside and outside sales force present for such training sessions.

        7.    TRADEMARKS AND CONFIDENTIAL INFORMATION

        7.1    Trademarks. AltiGen Communications shall have and retain sole ownership of AltiGen's logo, trade names and trademarks ("Trademarks"), including the goodwill pertaining thereto. AltiGen Communications hereby grants to Distributor the right to use and display the Trademarks solely in connection with and solely to the extent reasonably necessary for the marketing, distribution, and support of the Products within the Territory in accordance with the terms and conditions of this Agreement. Distributor shall not do or suffer to be done any act or thing that would impair AltiGen's rights in its Trademarks or damage the reputation for quality inherent in the Trademarks. AltiGen's has the right to take all action which it deems necessary to ensure that the advertising and promotional materials related to the Products utilized by Distributor are consistent with the reputation and prestige of the Trademarks. Distributor shall market, distribute, and support the Products only under the

Trademarks, and not any other trademark or logo. Distributor shall not use the Trademarks or any other trademarks or trade names of AltiGen Communications or any word, symbol, or design confusingly similar thereto, as part of its corporate name, or as part of the name of any product of Distributor. Distributor shall not (i) remove, alter or overprint the Products' copyright notices, trademarks, and logos, or packaging, (ii) attach any additional trademarks to the Products without AltiGen's prior written consent or (iii) affix any of the Trademarks to any non-AltiGen Communications products. Distributor agrees that any goodwill which accrues because of Distributor's use of the Trademarks shall become AltiGen's property. Distributor further agrees not to contest AltiGen's Trademarks or trade names, or to make application for registration of any AltiGen Communications Trademarks or trade names.

        7.2    Confidential Information. During the term of this Agreement, and for a period of three (3) years thereafter, Distributor will maintain in confidence any confidential or proprietary information of AltiGen Communications disclosed to it by AltiGen Communications including, without limitation, any information regarding scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to AltiGen Communications, whether in oral, written, graphic or electronic form ("Confidential Information"). Distributor will not use, disclose or grant use of such Confidential Information except as expressly authorized by AltiGen Communications. To the extent that disclosure is authorized by AltiGen Communications, Distributor will obtain prior agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by AltiGen Communications. Distributor will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Distributor will promptly notify AltiGen Communications upon discovery of any unauthorized use or disclosure of the Confidential Information.

        7.3    Exceptions. The obligations of confidentiality contained in Section 7.2 will not apply to the extent that it can be established by Distributor by competent proof that such Confidential Information:

  (a)
  was already known to Distributor, other than under an obligation of confidentiality, at the time of disclosure by AltiGen Communications;

  (b)
  was generally available to the public or otherwise part of the public domain at the time of its disclosure to Distributor;

  (c)
  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Distributor in breach of this Agreement;

  (d)
  was disclosed to Distributor, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

        8.    INDEMNIFICATION

        8.1    AltiGen Communications Indemnity. Subject to the limitations set forth herein below, AltiGen Communications shall defend Distributor with respect to any claim, suit or proceeding brought against Distributor to the extent it is based upon a claim that any Product sold pursuant to this Agreement infringes upon any U.S. patent, U.S. trademark, U.S. copyright or U.S. trade secret of any third party; provided, however, that Distributor (i) promptly notifies AltiGen Communications in writing of such claim, suit or proceeding; (ii) gives AltiGen Communications the right to control and direct investigation, preparation, defense and settlement of any claim, suit or proceeding; and (iii) gives assistance and full cooperation for the defense of same, and, further provided, that AltiGen's liability with respect to portions of Products provided by or licensed from third parties will be limited to the extent AltiGen Communications is indemnified by such third parties. AltiGen Communications shall pay any resulting damages, costs and expenses finally awarded to a third party, but AltiGen Communications shall not be liable for such amounts, or for settlements incurred by Distributor, without AltiGen's prior written authorization. If a Product is, or in AltiGen's opinion might be, held to infringe as set forth above, AltiGen Communications may, at its option, replace or modify such Product so as to avoid infringement, or procure the right for Distributor to continue the use and resale of such Product. If neither of such alternatives is, in AltiGen's opinion, reasonably possible, the infringing Product shall be returned to AltiGen Communications, and AltiGen's sole liability, in addition to its obligation to reimburse any awarded damages, costs and expenses set forth above, shall be to refund the purchase price paid for such Products by Distributor.

        8.2    Exclusions. The provisions of the foregoing indemnity shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of such Products in any manner for which the Products were not designed, or for use of Products other than the uses and distributions designated by AltiGen Communications, for use of any Product that has been modified by Distributor or any third party, or for use of any Product in connection with or in combination with any equipment, devices or software that have not been supplied by AltiGen Communications. Notwithstanding any other provisions hereof, the foregoing indemnity shall not apply with respect to any infringement based on Distributor's activities occurring subsequent to its receipt of notice of any claimed infringement unless AltiGen Communications shall have given Distributor written permission to continue to market and distribute the allegedly infringing Product.

        8.3    Entire Liability and Limitation. THE FOREGOING SECTIONS 8.1 AND 8.2 STATE THE SOLE AND EXCLUSIVE REMEDY OF DISTRIBUTOR AND THE ENTIRE LIABILITY AND OBLIGATION OF ALTIGEN COMMUNICATIONS WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE PRODUCTS OR ANY PART THEREOF. IN NO EVENT SHALL ALTIGEN'S LIABILITY UNDER SECTION 8.1 FOR INDEMNITY OF DISTRIBUTOR WITH RESPECT TO INFRINGEMENT OF A PATENT, COPYRIGHT, TRADEMARK OR TRADE SECRET EXCEED $100,000.

        8.4    Indemnity by Distributor. DISTRIBUTOR AGREES TO INDEMNIFY AND HOLD ALTIGEN COMMUNICATIONS HARMLESS FROM ANY CLAIMS, SUITS, PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUSIVE OF ALTIGEN'S REASONABLE ATTORNEYS' FEES) MADE AGAINST OR INCURRED BY ALTIGEN COMMUNICATIONS AS A RESULT OF NEGLIGENCE, MISREPRESENTATION, OR ERROR OR OMISSION ON THE PART OF DISTRIBUTOR OR REPRESENTATIVE OF DISTRIBUTOR. DISTRIBUTOR SHALL BE SOLELY RESPONSIBLE FOR, AND SHALL INDEMNIFY AND HOLD ALTIGEN COMMUNICATIONS HARMLESS FROM, ANY CLAIMS, WARRANTIES OR REPRESENTATIONS MADE BY DISTRIBUTOR OR DISTRIBUTOR'S EMPLOYEES OR AGENTS WHICH DIFFER FROM THE WARRANTY PROVIDED BY ALTIGEN COMMUNICATIONS IN ITS END USER AGREEMENT.

        9.    WARRANTY

        9.1    AltiGen Communications Warranty. AltiGen Communications warrants the Products TO END USERS ONLY pursuant to the terms and conditions of the End User Agreement and no warranty is extended to the Distributor.

        9.2    Limitations and Disclaimer. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN THE END USER AGREEMENT, ALTIGEN COMMUNICATIONS EXPRESSLY DISCLAIMS ALL WARRANTIES EXPRESSED OR IMPLIED RELATING TO THE PRODUCTS, AND FURTHER EXPRESSLY EXCLUDES ANY WARRANTY OF NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

        9.3    NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE PRODUCTS OTHER THAN AS PROVIDED IN THE END USER AGREEMENT. DISTRIBUTOR SHALL MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF ALTIGEN COMMUNICATIONS.

        9.4    Distributor's Warranty. Distributor hereby represents and warrants to AltiGen Communications that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration or approval or tax withholding under, or affects AltiGen's intellectual property rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organization, country, group of countries or political or governmental entity to which Distributor is subject.

        10.    LIMITATION ON LIABILITY

        10.1    Waiver of Consequential Damages. IN NO EVENT WILL ALTIGEN COMMUNICATIONS BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF INCOME, LOSS OF PROFITS OR LOSS OF DATA, EVEN IF ALTIGEN COMMUNICATIONS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE GRANT OF THE LICENSE HEREUNDER.

        10.2    Limitation of Liability. ALTIGEN'S TOTAL LIABILITY TO DISTRIBUTOR OR ANY THIRD PARTY HEREUNDER SHALL NOT EXCEED $100,000.

        10.3    Third Party Claims. AltiGen Communications shall not be liable for any claim by Distributor based on any third party claim, except as stated in Section 10 of the Agreement.

        11.    TERM AND TERMINATION

        11.1    Term. Subject to the provisions of Sections 11.2 and 11.3 below, this Agreement is valid for an initial term of two years and shall be renewed automatically for additional one year terms provided that each party shall have the right to terminate this Agreement for convenience upon ninety (90) days written notice prior to the end of the initial term or any subsequent term of the Agreement.

        11.2    Termination for Cause. AltiGen Communications may terminate the Agreement for cause if Distributor fails to meet its payment obligations under the Agreement and such failure continues for ten (10) days following receipt of written notice from AltiGen Communications. In addition, either party may terminate this Agreement for cause upon thirty (30) days written notice to the other party if such other party materially breaches this Agreement and such material breach is not cured within the thirty (30) day period following delivery of notice. Either party shall have the right to terminate this Agreement immediately in the event the other party terminates its business, or becomes subject to any bankruptcy or insolvency proceeding under Federal or State statute, and such petition is not dismissed within sixty (60) days.

        11.3    Effect of Termination. For a period of sixty (60) days following termination of this Agreement, Distributor may distribute any Products in Distributor's possession at the time of termination or return for full credit any product it has in inventory, provided, however, that if AltiGen Communications has terminated the Agreement pursuant to Section 11.2, Distributor's right to distribute the Products shall immediately terminate and all inventoried product shall be immediately returned to AltiGen for credit. Following any permitted distribution, Distributor shall return to AltiGen Communications or, at AltiGen's request, destroy the copies of the Products and Documentation then in its possession. In addition, Distributor shall be entitled to retain one (1) copy of the Product following termination solely for the purposes of providing support to Dealers and End Users. AltiGen Communications shall apply the value of any returned Products to any outstanding credit balance in Distributor's account. The termination of this Agreement shall not act to terminate the licenses granted to Dealers or End Users pursuant to this Agreement.

        11.4    Acceleration of Payment. Upon termination of the Agreement by AltiGen Communications for cause, the due dates of all outstanding invoices for Products will automatically be accelerated so that they become due and payable on the effective date of termination, even if longer terms had been provided previously. All orders or portions of orders remaining un-shipped as of the effective date of such termination shall automatically be canceled.

        12.    MISCELLANEOUS

        12.1    Non-exclusivity. AltiGen Communications retains the right to market, distribute, and support the Products in the Territory directly to or through any person or entity on any terms deemed desirable by AltiGen Communications in its sole discretion.

        12.2    Modification and Amendment. Except with respect to Exhibit B hereof, this Agreement may be modified or amended only in writing by the consent of both parties.

        12.3    Survival. Sections 5.9, 8, 9, 10, 11, 12.3, 12.4, and 12 shall survive termination of this Agreement for three (3) years.

        12.4    Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, as applied to agreements executed and performed entirely in California by California residents. Distributor agrees to submit to the jurisdiction of the Northern District of California, San Jose Division, the Santa Clara County Superior Court, or Cuyahoga County, a Division of Superior Court as appropriate, and hereby waives any objections to the jurisdiction and venue of such courts.

        12.5    Notices. All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by a national overnight courier service or by registered or certified, return receipt requested mail to the other party at the addresses first set forth above. All notices, demands, or consents shall be deemed effective upon personal delivery or three (3) days following dispatch via first class mail or one (1) business day following deposit with any national overnight courier service in accordance with this section.

        12.6    No Partnership of Joint Venture. No agency, employment, partnership, joint venture, or other joint relationship is created hereby, it being understood that Distributor and AltiGen Communications are independent contractors vis-à-vis one another and that neither has any authority to bind the other in any respect whatsoever.

        12.7    Force Majeure. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance, or interruption of service resulting directly or indirectly from acts of God, acts of civil or military authority, civil disturbance, war, strikes or other labor disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government agency or official thereof, other catastrophes or any other circumstances beyond the party's reasonable control.

        12.8    Export Control. The parties acknowledge that the Products may be subject to the export control laws of the United States of America, including the U.S. Bureau of Export Administration regulations, and hereby agree to obey any and all such laws. The parties agree to comply with the U.S.

Foreign Corrupt Practices Act of 1977, as amended, and with all applicable foreign laws relating to the use, importation, licensing or distribution of the Products.

        12.9    Assignment. Neither party may assign this Agreement or any of its rights, duties or obligations under this Agreement to any third party without the other party's prior written consent, which consent shall not be unreasonably withheld.

        Notwithstanding the foregoing, either party may assign its rights and delegate its obligations under this Agreement without the consent of the other party to a purchaser of all or substantially all of its voting stock or capital assets or to an entity with which such party merges or is consolidated.

        12.10    Severability and Waiver. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. Any waiver (express or implied) by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

        12.11    Entire Agreement. This Agreement and all Exhibits referred to herein embody the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

        12.12    Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any such section nor in any way affect this Agreement.

        12.13    Parties Advised by Counsel. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each party has been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the purpose of the parties, and this Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including the Exhibits hereto, and incorporated herein by reference, as of the date first above written above.

ALTIGEN COMMUNICATIONS	DISTRIBUTOR

By:	By:

Name:	Name:

Title:	Title:

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  Exhibit 10.29
ALTIGEN COMMUNICATIONS INC. DISTRIBUTION AGREEMENT